                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 21, 1997 with respect to the balance sheet of Prime Group Realty Trust, dated August 20, 1997 with respect to the combined financial statements of the Prime Properties, the combined statements of revenue and certain expenses of Prime Industrial Contribution Properties, the combined statements of revenue and certain expenses of IBD Properties, the statements of revenue and certain expenses of Citibank Office Plaza, and the combined statements of revenue and certain expenses of Salt Creek Office Center and dated October 10, 1997 with respect to the combined statements of revenue and certain expenses of NAC Properties, the statements of revenue and certain expenses of 280 Schuman Boulevard and the statements of revenue and certain expenses of 475 Superior Avenue in Amendment No. 4 to the Registration Statement (Form S-11) and related Prospectus of Prime Group Realty Trust for the registration of 14,237,000 of its common shares of beneficial interest.






                                                ERNST & YOUNG LLP

Chicago, Illinois
November 7, 1997